Exhibit 99.1

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder”) is dated as of January 31, 2018 by and among Tyler Baron, August Roth, Justin Moore, Shah Capital Management, a North Carolina corporation, and Towle & Co., a Missouri corporation, (collectively, the “Existing Members”) and Raymond J. Bartoszek, David K. Kirshner and Donald A. Moore (the “New Members”).

WHEREAS, the Existing Members are parties to that certain Group Agreement, dated as of December 20, 2017 (the “Agreement”), pursuant to which the Existing Members formed a “group” (as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended) for the purpose of (i) seeking representation on the Board of Directors of Aegean Marine Petroleum Network Inc., a Marshall Islands holding company, at the 2018 Annual Meeting (as defined in the Agreement), (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing; and

WHEREAS, the New Members desires to join the Group formed by the Existing Members.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.            Effective immediately, the New Members are joined as a party to the Agreement.

2.            Each of the New Members agrees to be bound by the terms of the Agreement, including the obligations of a member of the Group (as defined in the Agreement), the terms of which are incorporated herein and made a part hereof.

3.            This Joinder may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of the day and year first above written.

/s/ Tyler Baron
Tyler Baron

/s/ August Roth
August Roth

/s/ Justin Moore
Justin Moore

Shah Capital Management

By:	/s/ Himanshu H. Shah
	Name:	Himanshu H. Shah
	Title:	President and Chief Investment Officer

/s/ Himanshu H. Shah
Himanshu H. Shah

Towle & Co.

By:	/s/ Christopher D. Towle
	Name:	Christopher D. Towle
	Title:	President and CEO

/s/ Joseph E. Towle
Joseph E. Towle

/s/ Christopher D. Towle
Christopher D. Towle

/s/ Raymond J. Bartoszek
Raymond J. Bartoszek

/s/ David K. Kirshner
David K. Kirshner

/s/ Donald A. Moore
Donald A. Moore